Exhibit 99.1

ITW Board of Directors Elects Two Directors and
Senior Vice President, General Counsel & Secretary

     GLENVIEW, Ill., February 13, 2012 – Illinois Tool Works Inc. (NYSE: ITW) today announced that Daniel J. Brutto and James W. Griffith have been elected to ITW's Board of Directors. In addition, Maria C. Green has been elected senior vice president, general counsel & secretary.

     Mr. Brutto, 55, is president of UPS International, responsible for all international package, freight forwarding and logistics businesses, as well as U.S. international package services. Most recently, Brutto was president of Global Freight Forwarding for UPS, where he was responsible for air and ocean freight network management and global brokerage services. During his 36 years of UPS experience, he has held several senior management positions in operations, finance, marketing and business development. Brutto earned undergraduate degrees in business and accounting from Loyola University, and a master of business administration degree from Keller Graduate School of Management.

     Mr. Griffith, 57, is president and chief executive officer of The Timken Company and a member of the company’s board of directors. Griffith joined The Timken Company in 1984 and has held positions as plant manager, vice president of manufacturing in North America and managing director of the company’s business in Australia. Prior to his current position, Griffith led Timken’s automotive business in North America and the company’s bearing business activities in Asia and Latin America. He was elected president, chief operating officer and director in 1999 and was named chief executive officer in 2002. Griffith holds a bachelor’s degree in industrial engineering and a master of business administration from Stanford University.

     Ms. Green, 59, most recently served as deputy general counsel for ITW. In her 14-year tenure at the Company, Green has worked on numerous acquisitions and helped manage litigation. Prior to joining ITW, Green held several in-house counsel positions and practiced at a major law firm in Washington, D.C. Green earned a bachelor of arts from the University of Pennsylvania and a juris doctorate degree from Boston University.

     “We are pleased to have Dan and Jim join our Board of Directors,” said David B. Speer, ITW chairman & chief executive officer. “Their broad range of operational and financial experience will be an asset to ITW and its Board of Directors. Additionally, Maria’s promotion is a testament to ITW’s strong talent pool and I look forward to her continued contributions to our senior leadership team.”

     Celebrating its 100-year anniversary in 2012, ITW (NYSE: ITW) is a Fortune 200 global diversified industrial manufacturer of value-added consumables and specialty equipment with related service businesses. The company focuses on profitable growth and strong returns across worldwide platforms and businesses. These businesses serve local customers and markets around the globe, with a significant presence in developed as well as emerging markets. ITW's revenues totaled $17.8 billion in 2011, with more than half of these revenues generated outside of the United States.

SOURCE Illinois Tool Works Inc.
Alison Donnelly of Illinois Tool Works Inc., +1-847-657-4565, adonnelly@itw.com